Exhibit 10.2

FIFTEENTH AMENDMENT AND WAIVER TO
MASTER TRANSACTION AGREEMENT

This Fifteenth Amendment and Waiver to the Master Transaction Agreement (this “Amendment”), dated as of August 31, 2009 (the “Amendment Date”), by and among MXEnergy Inc., a Delaware corporation (the “Counterparty”), MXEnergy Holdings Inc. (the “Parent”) and certain Subsidiaries thereof, as guarantors (collectively, the “Guarantors”), and Société Générale, as hedge provider (the “Hedge Provider”).

PRELIMINARY STATEMENTS

Reference is made to each of (i) the Master Transaction Agreement, dated as of August 1, 2006, as amended by (A) the First Amendment to Master Transaction Agreement dated as of April 6, 2007, (B) the Second Amendment to Master Transaction Agreement dated as of December 17, 2007, (C) the Third Amendment to Master Transaction Agreement dated as of May 12, 2008, (D) the Fourth Amendment to Master Transaction Agreement dated as of July 31, 2008, (E) the Fifth Amendment to Master Transaction Agreement dated as of September 30, 2008, (F) the Sixth Amendment to Master Transaction Agreement dated as of November 4, 2008, (G) the Seventh Amendment to Master Transaction Agreement dated as of November 7, 2008, (H) the Eighth Amendment to Master Transaction Agreement dated as of November 17, 2008, (I) the Ninth Amendment to Master Transaction Agreement dated as of March 16, 2009, (J) the Tenth Amendment to the Master Transaction Agreement dated as of May 15, 2009, (K) the Eleventh Amendment to the Master Transaction Agreement dated as of May 29, 2009, (L) the Twelfth Amendment to the Master Transaction Agreement dated as of June 8, 2009,(M) the Thirteenth Amendment to the Master Transaction Agreement dated as of July 31, 2009, (N) the Fourteenth Amendment to the Master Transaction Agreement dated as of August 14, 2009 and (O) this Amendment  (the original Master Transaction Agreement, as amended through this Amendment, being herein referred to as the “Master Transaction Agreement”), among the Counterparty, the Guarantors and the Hedge Provider, (ii) the ISDA Master Agreement (as defined in the Master Transaction Agreement and amended to date, including by the Eighth Amendment to the Schedule to the ISDA Master Agreement dated as of the date hereof), (iii) the Credit Agreement (as defined in the Master Transaction Agreement and amended to date), and (iv) the Intercreditor Agreement (as defined in the Master Transaction Agreement and amended to date);

The Counterparty and the Guarantors have requested that the Hedge Provider amend the Master Transaction Agreement.

The Lenders under the Credit Agreement have entered into the Eighth Amendment and Waiver to the Credit Agreement (the “Credit Agreement Eighth Amendment”) as of the date hereof, attached hereto as Exhibit A;

The Counterparty has advised the Hedge Provider that certain Trigger Events (as defined in the Credit Agreement) have occurred, each related to the milestone requirements described in the Credit Agreement Eighth Amendment (the “Milestone Requirements”), which, if not waived by the Lenders thereunder, would constitute Events of Default under the Credit Agreement (the “Credit Agreement Eighth Amendment Defaults”).

The Lenders under the Credit Agreement have agreed to waive the Credit Agreement Eighth Amendment Defaults pursuant to, and only to the extent set forth in, the Credit Agreement Eighth Amendment;

The Counterparty has advised the Hedge Provider that certain Specified Events have occurred in relation to Milestone Requirements which, if not waived by the Hedge Provider, would each constitute a Specified Event under the Master Transaction Agreement (collectively, the “Fifteenth Amendment Defaults”);

The Hedge Provider is willing to waive the Fifteenth Amendment Defaults solely on the terms and conditions set forth herein;

The Hedge Provider is willing to amend the Master Transaction Agreement on the terms and conditions set forth herein; and

The Hedge Provider and the Counterparty have agreed to certain other matters relating to the foregoing as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1.                                            Definitions.  Unless otherwise specifically provided herein, capitalized terms used but not defined herein shall have the meanings specified in the Master Transaction Agreement.  In addition, the following terms shall have the following meanings in this Amendment:

“Commercial Term Sheet” has the meaning set forth in the Credit Agreement.

“Equity & Intercreditor Term Sheets” has the meaning set forth in the Credit Agreement.

“Management Fee” means $150,000, which fee shall be fully earned by the Hedge Provider and payable by the Counterparty to the Hedge Provider on the Amendment Date.

“Sempra Letter” has the meaning specified in Section 4(h).

“September Settlement Amount” means $4,640,510.80, which amount represents all amounts as of August 31, 2009 (other than the Management Fee) which have accrued and would otherwise be payable by the Counterparty to the Hedge Provider (without any provision for netting that may otherwise be applicable under the Master Transaction Agreement or the ISDA Master Agreement) on or before September 3, 2009 under the Master Transaction Agreement and the ISDA Master Agreement.

Section 2.                                            Amendments to Master Transaction Agreement.  The Master Transaction Agreement is hereby amended as set forth below, which amendments shall be effective as of the date on which the requirements set forth in Section 4 of this Amendment are satisfied (the “Amendment Effective Date”):

(a)                                  Section 1.01 of the Master Transaction Agreement is hereby amended to add, amend or restate, as applicable, the following definitions in their entirety in the appropriate alphabetical order:

“Accrued Receipts” means $1,314,000, which amount represents all amounts as of August 31, 2009 that have accrued and would otherwise be payable by the Hedge Provider to the Counterparty (without any provision for netting that may otherwise be applicable under the Master Transaction Agreement or the ISDA Master Agreement) on or before September 21, 2009 under the Master Transaction Agreement and the ISDA Master Agreement.

“Closing Checklist” means a list prepared by the Counterparty setting forth each Refinance Document currently drafted or contemplated in connection with the closing of the Refinance Transaction, along with the current status of each such Refinance Document.

“Commitment Termination Date” means August 31, 2009 provided that the Commitment Termination Date shall be further extended to September 21, 2009 if the conditions for the extension of the Maturity Date of the Credit Agreement set forth in the Credit Agreement Eighth Amendment, requiring an extension of the Maturity Date (as defined in the Credit Agreement) to September 21, 2009, are satisfied or waived, and the Hedge Provider has received written evidence that the Maturity Date under the Credit Agreement has been so extended.

“Credit Agreement Eighth Amendment” means the Eighth Amendment and Waiver to the Credit Agreement dated as of August 31, 2009.

“Fifteenth Amendment” means the Fifteenth Amendment to the Master Transaction Agreement dated as of August 31, 2009.

“ISDA Termination Agreement” means the ISDA Termination Agreement to be entered into between Société Générale and the Counterparty.

“Novation Agreement” means the ISDA Novation Agreement to be entered into among Counterparty, as Remaining Party, Société Générale, as Transferor, and Sempra, as Transferee.

“Payoff Letter” means the Payoff Letter to be entered into among Société Générale, the Counterparty and Sempra.

“Required Terms” means each of the following:

(a)                                  the Termination Documents shall result in the termination and/or the transfer by novation to Sempra of all of the Transactions in existence on the effective date of the Termination Documents;

(b)                                 the Termination Documents will require that Sempra and the Hedge Provider enter into hedging Transactions having terms related to and hedging the Transactions being transferred by novation to Sempra pursuant to the Novation Agreement; and

(c)                                  there will be no fee or upfront payment imposed on the Hedge Provider by the Counterparty or Sempra as a condition to such Person entering into the Termination Documents or the hedging transactions referred to in clause (b) of this definition, whether in the form of a cash payment, a reduction of the termination amount payable by the Counterparty to the Hedge Provider under the ISDA Termination Agreement or otherwise.

“Refinance Transaction” means the proposed transaction between Sempra and the Transaction Parties that would refinance the obligations of the Transaction Parties under the Credit Agreement and replace the Counterparties’ hedging program under the Transaction Documents.

“Refinance Documents” means, collectively, each of the agreements documenting the Refinance Transaction.

“Sempra” means Sempra Energy Trading LLC.

“Termination Documents” means, collectively, the ISDA Termination Agreement, the Novation Agreement and the Payoff Letter.

(b)                                 Section 2.06(a) of the Master Transaction Agreement is hereby amended and restated in its entirety as follows:

“(a)                            Notwithstanding any term or provision in this Agreement or any Transaction Document, the Counterparty covenants and agrees that (i) the Aggregate Fixed Price Open Positions in respect of all Natural Gas Hedging Transactions from time to time in effect between the Hedge Provider and the Counterparty (as determined by the Hedge Provider) shall not at any time exceed 10 Bcf without the prior written consent of the Hedge Provider, (ii) the ratio of Fixed Price Natural Gas Volumes to Variable Price Natural Gas Volumes (as determined by the Hedge Provider) shall not at any time exceed 70:30 without the prior written consent of the Hedge Provider and (iii) new Natural Gas Hedging Transactions may be entered into after August 31, 2009 only if the Counterparty or any successor to the existing Counterparty at such time is acceptable to the Hedge Provider in its sole discretion.”

(c)                                  Section 5.06 of the Master Transaction Agreement is hereby amended by adding the following subsection (m) immediately after subsection (l) thereof:

“(m)                         Closing Checklist.  Promptly following any material addition, deletion, modification or change to any information on the most recent Closing Checklist provided to the Hedge Provider pursuant to Section 4(i) of the Fifteenth Amendment or any update thereto provided pursuant to this Section 5.06(m), and in any event on the first Business Day of each week, an updated Closing Checklist that accurately reflects each Refinance Document and the status thereof;

(d)                                 Section 7.01(p) of the Master Transaction Agreement is hereby amended and restated in its entirety as follows:

“(p)                           A Letter of Credit is not issued by 12:00 pm on September 2, 2009 that contains the terms specified in Section 4(b) of the Fifteenth Amendment; or”

(e)                                  Section 7.01 of the Master Transaction Agreement is hereby further amended by adding the following clauses (q) and (r) immediately after clause (p) thereof:

“(q)                           the Termination Documents shall not be fully agreed with the Required Terms, for any reason whatsoever, among the Counterparty, Sempra and the Hedge Provider on or before September 3, 2009; or

(r)                                    At any time after September 3, 2009, Counterparty, any other Transaction Party or Sempra shall renegotiate or otherwise attempt to modify or change any of the terms and conditions of the Termination Documents, other than the finalization of the annexes and exhibits, without the Hedge Provider’s prior approval.”

Section 3.                                            Waiver.

(a)                                  With respect to the Milestone Requirements and the resulting Eighth Amendment Defaults that have each been waived in writing by the Lenders under the Credit Agreement pursuant to the Credit Agreement Eighth Amendment, but only to the extent so waived thereunder and only for so long as such waivers are in effect and the effectiveness of such waivers are not challenged or contested by any of the Lenders and are not thereafter rescinded, the Hedge Provider hereby waives any Specified Events that result from the failure of the Counterparty to comply with the Milestone Requirements.  The waiver expressed in this Section 3(a) shall be effective only so long as the representations and warranties herein contained remain true and correct.

(b)                                 Except as expressly provided in Section 3(a) above, all of the terms and provisions of the Master Transaction Agreement and all Transaction Documents are and shall remain in full force and effect. Section 3(a) shall not be construed (i) as a waiver or amendment of any provision of the Master Transaction Agreement (including the occurrence of any Specified Event and the effect of such occurrence other than under the conditions expressly set forth in Section 3(a)) or the Transaction Documents, (ii) for any purpose except as expressly set forth herein or (iii) as a consent to any further or future action on the part of Counterparty.

Section 4.                                            Conditions to Effectiveness.  This Amendment shall be effective on the date on which the Hedge Provider shall have received each of the following, in form and substance satisfactory to the Hedge Provider:

(a)                                  The Hedge Provider shall have received from the Counterparty payment in cash of the Management Fee and the September Settlement Amount, and

(b)                                 written evidence in form and substance satisfactory to the Hedge Provider that the Counterparty has sent a written request to the Lenders asking that the stated expiration date of the Letter of Credit provided by the Counterparty pursuant to the Master Transaction Agreement in the amount of $35,000,000 be extended to provide for expiry of the Letter of Credit no earlier than October 26, 2009;

(c)                                  written evidence in form and substance satisfactory to the Hedge Provider that any and all third party consents or waivers required in connection with this Amendment have been obtained;

(d)                                 counterparts of this Amendment, duly executed and delivered by the Counterparty and the Guarantors;

(e)                                  the ninth amendment to the Schedule to the ISDA Master Agreement has been executed and delivered by the Hedge Provider and the Counterparty;

(f)                                    written evidence of corporate authority satisfactory to the Hedge Provider, which may include an opinion of outside counsel, regarding the authority of Counterparty and all Guarantors to execute and deliver this Amendment and to fulfill their respective obligations hereunder;

(g)                                 written evidence in form and substance satisfactory to the Hedge Provider that the Credit Agreement Eighth Amendment, in form and substance acceptable to the Hedge Provider in its sole discretion and, for the avoidance of doubt, without any reduction of the Revolving Commitments (as defined in the Credit Agreement), has been fully executed and delivered by each party thereto;

(h)                                 one or more letters executed by Sempra (collectively, the “Sempra Letter”) in form and substance satisfactory to the Hedge Provider; and

(i)                                     a Closing Checklist, current and accurate as of the Amendment Effective Date.

Section 5.                                            Representations and Warranties.  Each of the Counterparty, the Parent and the Guarantors (each a “Transaction Party” and, collectively, the “Transaction

Parties”) hereby jointly and severally represents and warrants to the Hedge Provider that, as of the Amendment Date and as of the Amendment Effective Date:

(a)                                  all representations and warranties of such Transaction Party contained in the Master Transaction Agreement and any other Transaction Document are true and correct in all material respects with the same effect as if such representations and warranties had been made on the Amendment Date (it being understood and agreed that any representation which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date);

(b)                                 except as expressed herein and after giving effect to the waiver set forth herein, no Specified Event, and no Event of Default or Termination Event on the part of any Transaction Party, has occurred and is continuing;

(c)                                  the Counterparty has delivered a copy of this Amendment in its final form to the Administrative Agent and the Lenders under the Credit Agreement prior to the time that the Administrative Agent and the Lenders under the Credit Agreement have executed and delivered the Credit Agreement Eighth Amendment;

(d)                                 the statements of fact made by Sempra in the Sempra Letter are, to the Counterparty’s knowledge, true and correct;

(e)                                  set forth on Schedule I is a comprehensive list of (i) all internal consents and approvals of the Counterparty and (ii) to the Counterparty’s knowledge after due inquiry, all external consents and approvals of Sempra (other than consents and approvals of Governmental Authorities) that are necessary in order for the Refinance Documents to be executed and delivered and to become effective and enforceable against the parties thereto;

(f)                                    set forth on Schedule II is a comprehensive list of all consents, approvals, filings with, notices to, or any other action to be taken by, any Governmental Authority required for the Refinance Documents to become effective;

(g)                                 the Closing Checklist is current and accurate as of the Amendment Effective Date;

(h)                                 no authorization, approval, consent, waiver or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery and performance by any Transaction Party of this Amendment;

(i)                                     this Amendment has been duly authorized by all necessary corporate or other organizational action of each Transaction Party and has been duly executed and delivered by each Transaction Party; and

(j)                                     this Amendment and the Master Transaction Agreement (as amended by this Amendment) constitutes a legal, valid and binding obligation of each Transaction Party, enforceable against each Transaction Party in accordance with its terms.

Section 6.                                            Release.  As a material part of the consideration for the Hedge Provider to enter into this Amendment, each Transaction Party, on behalf of itself and its officers, directors, equity holders, Affiliates, successors and assigns, hereby releases and forever discharges the Hedge Provider and their respective predecessors, officers, managers, directors, shareholders, employees, agents, attorneys, representatives, subsidiaries, and Affiliates (each a “Hedge Party”) from any and all claims, expenses, costs, causes of actions or other losses or liabilities of any nature whatsoever existing on the Amendment Date, including, without limitation, all claims, expenses, costs, causes of actions or other losses or liabilities for or in respect of contribution and indemnity, whether arising at law or in equity, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Transaction Party may have or claim to have against any Hedge Party under, arising out of, in connection with, or in any way related to, this Amendment or any Transaction Documents.  For the avoidance of doubt, the provisions of this clause shall survive any termination of the Master Transaction Agreement, as amended hereby.

Section 7.                                            Consent of Guarantors; Confirmation of Guarantees and Transaction Documents.  Each Guarantor hereby consents to the execution, delivery and performance of this Amendment and hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment, the Guarantee contained in Article VIII of the Master Transaction Agreement and the terms and provisions of each other Transaction Document are, and each of the same shall continue to be, in full force and effect and arc hereby ratified and confirmed in all respects.

Section 8.                                            Governing Law.  This Amendment shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York without regard to conflict of laws principles.

Section 9.                                            Entire Agreement Transaction Document.  Except to the extent specifically modified and amended by this Amendment, the Master Transaction Agreement shall remain in full force and effect and is hereby ratified and confirmed.  This Amendment, the Master Transaction Agreement and the other Transaction Documents constitute the entire agreement and understanding among the parties and supersede all prior agreements and understandings, whether written or oral, among the parties hereto concerning the transactions provided herein and therein.  This Amendment is and shall be deemed to be a Transaction Document in all respects and for all purposes.

Section 10.                                      Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be as effective as delivery of a manually executed counterpart of this Amendment.

Section 11.                                      Headings.  The headings set forth in this Amendment are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 12.                                      Severability.  In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 13.                                      Payments; Reimbursement of Legal Fees; No Novation Fees.  The Counterparty and the Guarantors hereby acknowledge and agree that the Management Fee and the September Settlement Amount has been fully earned by the Hedge Provider and no amount thereof is refundable.  In addition to the other payments provided for herein, Counterparty and the Guarantors shall pay promptly upon request by the Hedge Provider all legal fees incurred by the Hedge Provider in connection with this Amendment.  The Hedge Provider agrees that, except as otherwise set forth herein, no additional fees shall be due from the Counterparty or the Guarantors in respect of the novation of the Hedging Facility or any similar transaction related to Hedging Facility entered into by the Counterparty in furtherance of the requirements of the Milestones set forth herein, other than amounts representing costs and expenses actually and reasonably incurred by the Hedge Provider and its outside counsel in connection therewith and any amount payable in respect of the value of the Hedging Facility.

Section 14.                                      No Novation.  The parties intend that the execution and delivery of this Amendment shall not constitute a novation of either Master Transaction Agreement or any Hedging Transactions thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the Amendment Date.

BORROWERS:

MXENERGY INC.

By:	/s/ CHAITU PARIKH
Name:	Chaitu Parikh
Title:	Vice President and Chief Financial Officer

GUARANTORS:

MXENERGY ELECTRIC INC.
MXENERGY HOLDINGS INC.

ONLINE CHOICE INC.
MXENERGY GAS CAPITAL HOLDINGS CORP.
MXENERGY ELECTRIC CAPITAL HOLDINGS CORP.
MXENERGY GAS CAPITAL CORP.
MXENERGY ELECTRIC CAPITAL CORP.
MXENERGY CAPITAL HOLDINGS CORP.
INFOMETER.COM INC.
MXENERGY SERVICES INC
MXENERGY CAPITAL CORP.

By:	/s/ CHAITU PARIKH
Name:	Chaitu Parikh
Title:	Vice President and Chief Financial Officer

HEDGE PROVIDER:

SOCIÉTÉ GÉNÉRALE

/s/ Gonzague Bataille
Name: Gonzague Bataille
Title: Managing Director
Head of Commodity Markets-The Americas

Schedule I

Internal and External Consents and Other Non-Governmental Approvals

Party	Approvals	Status
MXEnergy Inc.	Board Resolutions
Stockholder Resolutions
[Extension of Bond Exchange Offer]
Sempra Energy Trading, LLC	Credit Committee
Sempra Energy Trading, LLC	Capital Allocation Committee
Rochester Gas and Electric Corporation	Approval required under operating agreements	Complete
New York State Electric & Gas Corporation	Approval required under operating agreements	Complete

Schedule II

Governmental Approvals

Approval, Filing or Other Action	Status
Federal Energy Regulatory Commission approval for Refinance Transaction by MXEnergy Inc.	Application Submitted; Comment period has concluded without any comments submitted.
Federal Energy Regulatory Commission approval FPA § 203 for Exchange Offer by MXEnergy Inc.	Complete
Georgia

Borrowers to provide the Commission: (i) informal status updates until closing of the Senior Notes Exchange Offer and Refinance Transaction and (ii) a notice within 30 days of the closing of the Senior Notes Exchange Offer

Michigan	Borrowers to notify Commission within 30 days of closing of Senior Notes Exchange Offer and Refinance Transaction
Ohio	Borrowers to notify Commission within 30 days of closing of Senior Notes Exchange Offer and Refinance Transaction
New Jersey	Borrowers to notify Commission within 30 days of closing of Senior Notes Exchange Offer and Refinance Transaction
Maryland	Borrowers to notify Commission within 30 days of closing of Senior Notes Exchange Offer and Refinance Transaction
Texas	Borrowers to notify Commission within 10 days of closing of Senior Notes Exchange Offer and Refinance Transaction and obtain amendment to REP certificate
New York	Borrowers to notify Commission within 30 days of closing of Senior Notes Exchange Offer and Refinance Transaction
Pennsylvania	Borrowers to notify Commission within 30 days of closing of Senior Notes Exchange Offer and Refinance Transaction
British Columbia	Borrowers to notify Commission within 30 days of closing of Senior Notes Exchange Offer and Refinance Transaction
Ontario	Borrowers to notify Commission within 30 days of closing of Senior Notes Exchange Offer and

Refinance Transaction
Connecticut	Borrowers to notify Commission within 30 days of closing of Senior Notes Exchange Offer and Refinance Transaction
Florida	Borrowers to notify Commission within 30 days of closing of Senior Notes Exchange Offer and Refinance Transaction
Illinois	Borrowers to notify Commission within 30 days of closing of Senior Notes Exchange Offer and Refinance Transaction
Kentucky	Borrowers to notify Commission within 30 days of closing of Senior Notes Exchange Offer and Refinance Transaction
Massachusetts	Borrowers to notify Commission within 30 days of closing of Senior Notes Exchange Offer and Refinance Transaction
Indiana	Borrowers to notify Commission within 30 days of closing of Senior Notes Exchange Offer and Refinance Transaction